Exhibit 99.1

CONTACTS
Investors:	Media:
Charles J. Keszler	Eden Abrahams / Jennifer Schaefer
(972) 770-6495	Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

LONE STAR TECHNOLOGIES ENTERS INTO JOINT VENTURE WITH INDIA’S
WELSPUN GROUP TO PRODUCE SPIRAL WELDED TUBULAR PRODUCTS
IN THE UNITED STATES

Transaction Will Enhance Lone Star’s Product and Service Offering;
EPS Accretion Expected in 2008

DALLAS, December 20, 2006 — Lone Star Technologies, Inc. (NYSE: LSS) (“Lone Star”) today announced that it has entered into a definitive agreement to form a joint venture (“Joint Venture”) with the Welspun Group (“Welspun”), one of India’s leading manufacturers of tubular products and textiles, to design, engineer and construct a manufacturing facility capable of producing 300,000 net tons annually of Spiral Welded Tubulars in the 24” to 60” outside diameter range with best in class coating capabilities.  The newly formed company will be named Welspun-Lone Star Tubulars LLC (“Welspun-Lone Star Tubulars”).

Under the agreement, Lone Star will acquire a 40 percent stake in Welspun-Lone Star Tubulars with the remaining 60 percent ownership stake being held by Welspun Pipe Inc. (“Welspun Pipe”), a 100% subsidiary of Welspun Gujarat Stahl Rohren Limited (“WGSRL”), Welspun’s steel pipe manufacturing arm.  The Joint Venture investment will total approximately $66 million with Lone Star investing up to $26.4 million.  Profits of the Joint Venture will be shared between the partners based upon their respective ownership stakes.  The new Spiral Weld Mill facility, which is expected to begin producing product by early 2008, will be located close to Lone Star’s existing customer base in the Southwest United States.  The transaction is expected to be accretive to Lone Star’s EPS in 2008.

As a result of this transaction, Lone Star will gain an attractive entry point into the large diameter line pipe market, which is experiencing strong demand due to a number of recently announced construction projects for new natural gas transmission infrastructure. Once completed, the new facility will allow Lone Star to incorporate spiral welded line pipe into its already extensive product offering.  Both the capacity and location of the Spiral Weld Mill will favorably position Welspun-Lone Star Tubulars to build a presence in the rapidly growing North American large diameter line pipe industry.  The partners expect to source high-quality steel hot roll coil for the Spiral Weld Mill both domestically and internationally.

“Welspun has been a valued alliance partner of Lone Star since 2000 and we are delighted to strengthen our relationship with them through this transaction,” said Rhys J. Best, Lone Star’s Chairman and Chief

Executive Officer.  “Our two companies share complementary strategies and business profiles. The quality and technology that Welspun incorporates into its range of pipes is unmatched, and we are excited to partner with them in this well-timed greenfield project.  We are excited about the opportunity this Joint Venture creates for us in the spiral welded line pipe market and we look forward to expanding our product line and continuing our strategy of providing our customers the broadest array of high-quality products worldwide.”

“We look forward to building upon our existing relationship with Lone Star through the formation of this Joint Venture,” said B. K. Goenka, Welspun’s Vice Chairman and Managing Director.  “This partnership will leverage our high-quality, efficient line pipe manufacturing and submerged arc weld production capabilities with Lone Star’s strong brand name and extensive sales and marketing expertise, allowing us to provide a wide array of products for onshore and offshore line pipe requirements to our customers.  We have already established our U.S. presence by supplying our pipes for the laying of the world’s deepest pipeline in the Gulf of Mexico.  The Joint Venture will enable us to strengthen that presence in the fast-growing U.S. market, where demand for spiral pipe continues to increase.”

About Lone Star Technologies, Inc.

Lone Star Technologies, Inc. is a $1.4 billion holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

About Welspun Group

Welspun Group is one of India’s leading manufacturers of tubular products and textiles.  Welspun Gujarat Stahl Rohren has one of the largest capacities of manufacturing SAW pipes with capability to produce ½ inch to 100 inch pipes for numerous applications.

This release and the related Frequently Asked Questions may contain forward-looking statements based on assumptions that are subject to a wide range of business risks, including risks related to completing the facility on budget and in a timely manner.  There is no assurance that the estimates and expectations in this release, including expectations that the project will prove accretive in 2008, will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.